Exhibit 23.1

7915 FM 1960 West Suite 220 Houston, Texas 77070

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Gryphon Digital Mining, Inc., on Form S-3, of our report dated March 31, 2025, with respect to our audits of Gryphon Digital Mining, Inc., (the “Company”), consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the two-year period ending December 31, 2024, which appears in Form S-3. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM LLP

RBSM LLP

Houston, Texas

August 5, 2025